Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

TEAM, INC. NAMES NELSON M. HAIGHT
AS CHIEF FINANCIAL OFFICER

Seasoned financial executive joins to help support TEAM’s strategic and financial repositioning

SUGAR LAND, TX, June 13, 2022 – Team, Inc. (NYSE: TISI) (“TEAM” or the “Company”), a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions, today announced that Nelson M. Haight has been appointed as Executive Vice President ‑ Chief Financial Officer, effective June 13, 2022. Mr. Haight will succeed Matt Kvarda who has served as Interim Chief Financial Officer since November 2021. Mr. Kvarda, Managing Director at Alvarez & Marsal, LLC, is expected to continue to provide advisory support to Mr. Haight and serve in a transitionary role through approximately July 15, 2022.

Mr. Haight brings over 30 years of experience in finance and operations in downstream, midstream and upstream services. Most recently, from June 2020 to June 2022, he served as Senior Vice President, Chief Financial Officer and Treasurer at Key Energy Services, Inc. (OTC:KEGX), an oilfield services company. From 2018 to 2020, Mr. Haight served as an independent consultant providing interim Chief Financial Officer and advisory services to privately held companies. He served as Chief Financial Officer for Castleton Resources, LLC, an exploration and production company, from July 2017 through September 2018, and from December 2011 to July 2017, served in various roles from Vice President and Chief Accounting Officer to Chief Financial Officer at Midstates Petroleum Company, Inc., (NYSE: MPO), an exploration and production company. Prior to Midstates, he held various accounting and finance positions of increasing responsibilities with publicly traded and privately held entities and professional services firms.

“We are very pleased to welcome Nelson, who brings valuable experience in finance, treasury and operational planning to TEAM,” said Keith Tucker, TEAM’s Interim Chief Executive Officer. “Nelson’s public company CFO expertise, his recent hands-on approach to managing the financial operations of a service intensive organization, and his relevant experience in improving the profitability of several companies, is exactly what TEAM needs as we continue to improve the Company’s overall position. Nelson has served in key leadership roles to implement several strategic and operational improvement plans, and I am confident that Nelson will be invaluable in helping TEAM achieve its business objectives.”

“We are also grateful to Matt for his contributions to TEAM over the past seven months, including his important leadership during a critical period for the Company,” concluded Tucker.

“I am excited to join TEAM at this important stage of its strategic and financial repositioning,” said Mr. Haight. “TEAM has a proud history and employees recognized across the industry for safely delivering outstanding customer service. I look forward to working with Keith and the leadership team to further capitalize on those strengths and to implement the steps necessary to improve efficiency and profitability, and deliver consistent, positive cash flow.”

About Team, Inc.

Headquartered in Sugar Land, Texas, Team, Inc. is a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions. We deploy conventional to highly specialized inspection, condition assessment, maintenance and repair services that result in greater safety, reliability, and operational efficiency for our client’s most critical assets. Through locations in more than 20 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions, and beliefs upon which this forward-looking information is based are current, reasonable, and complete. However, such forward-looking statements involve estimates, assumptions, judgments, and uncertainties. May factors could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others, the Company's ability to hire a new chief executive officer in the near future, if necessary; the duration and magnitude of accidents, extreme weather, natural disasters, and pandemics (such as COVID-19) and related economic effects, the Company’s liquidity and ability to obtain additional financing, the Company’s ability to execute on its cost management actions, the impact of new or changes to existing governmental laws and regulations and their application, including tariffs and COVID-19 vaccination requirements; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; the Company’s ability to successfully divest assets on terms that are favorable to the Company; our ability to repay, refinance or restructure our debt and the debt of certain of our subsidiaries; anticipated or expected purchases or sales of assets; and such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including statement regarding the Company’s financial prospects and the implementation of cost saving measures, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

Contact:
Christopher Robinson, CFA
Vice President, Corporate Development & Investor Relations
(281) 388-5551

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